Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in the Registration Statement on Form S-8 (pertaining to the 2003 Non-Employee Director Stock Option Plan Amended and Restated 2003 Incentive Stock Option Plan) of our report dated March 29, 2006, except for Notes 1, 2, 5 and 13 as to which the date is September 14, 2006, with respect to the consolidated financial statements and schedule of Conn's, Inc. included in its Annual Report (Form 10-K/A) for the year ended January 31, 2006, and our report dated March 29, 2006, except for the effects of the material weakness described in the sixth paragraph of such report, as to which the date is September 14, 2006, with respect to Conn's, Inc. management's revised assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Conn's, Inc., filed with the Securities and Exchange Commission.


                                                        Ernst & Young LLP

Houston, Texas
December 8, 2006